Exhibit 12.1

Midwest Generation, LLC

Ratio of Earnings to Fixed Charges

In Thousands

		Period from Inception (July 12, 1999) to December 31, 1999
							Three Months Ended March 31,
			Years Ended December 31,
			2000	2001	2002	2003	2003	2004
Earnings:

Loss before income taxes and accounting change		(20,086)	(158,071)	(154,103)	(25,350)	(1,125,612)	(99,682)	(51,893)
Adjustments:
Fixed charges, as below		14,339	369,802	398,118	351,452	351,964	87,785	82,409
Interest capitalized		—	—	—	—	—	—	—
Earnings as adjusted	(B)	(5,747)	211,731	244,015	326,102	(773,648)	(11,897)	30,516

Fixed Charges:
Interest on indebtedness (expense and capitalized)		14,335	361,203	388,359	346,006	346,236	86,230	81,222
Interest portion on rental expense		4	8,599	9,759	5,446	5,728	1,555	1,187
	(A)	14,339	369,802	398,118	351,452	351,964	87,785	82,409

Ratio of Earnings to Fixed Charges		— (1)	0.57	0.61	0.93	— (1)	— (1)	0.37

Deficiency of earnings to fixed charges: (A) - (B)		$20,086	$158,071	$154,103	$25,350	$1,125,612	$99,682	$51,893

(1) Ratio is less than 1.00.